EMPLOYMENT AGREEMENT
(2004 Amendment)

            This Employment Agreement (the "Agreement"), effective the 5th day of October, 2004 (the "Effective Date"), by and between Tyson Foods, Inc., a Delaware corporation, and any of its subsidiaries and affiliates (hereinafter collectively referred to as "Employer"), and Eugene D. Leman (hereinafter referred to as "Officer").

WITNESSETH:

WHEREAS, Employer is engaged in a very competitive business, where the development and retention of extensive trade secrets and proprietary information is critical to future business success; and

WHEREAS, Officer, by virtue of Officer's employment with Employer, is involved in the development of, and has access to, this critical business information, and, if such information were to get into the hands of competitors of Employer, Officer could do substantial business harm to Employer; and

WHEREAS, Employer has advised Officer that agreement to the terms of this Agreement, and specifically the non-compete and non-solicitation sections, is an integral part of this Agreement, and Officer acknowledges the importance of the non-compete and non-solicitation sections, and having reviewed the Agreement as a whole, is willing to commit to the restrictions as set forth herein;

NOW, THEREFORE, Employer and Officer, in consideration of the above and the terms and conditions contained herein, hereby mutually agree as follows:

            1.         Duties.  Officer shall perform the duties of Senior Group Vice President: Fresh Meats or shall serve in such other capacity and with such other duties for Employer as Employer shall from time to time prescribe.  Officer shall perform all such duties with diligence and thoroughness.  Officer shall be subject to and comply with all rules, policies, procedures, supervision and direction of Employer in all matters related to the performance of Officer's duties.

            2.         Term of Employment.  The term of employment hereunder shall be for a period of commencing on the Effective Date and terminating on February 1, 2006, unless terminated prior thereto in accordance with the provisions of this Agreement (the period from the Effective Date to the earlier of February 1, 2006 or any earlier termination of employment is referred to herein as the "Period of Employment").  Notwithstanding any earlier termination of Officer's employment pursuant to this Agreement or the expiration of the Period of Employment, and in addition to other obligations that survive the Period of Employment, the obligations of Officer under Sections 8 (b), (c), (d), (e), (f), (g), (h), and (i) shall continue in effect after the Period of Employment, for the time periods specified in these sections.

            3.         Compensation.  For the services to be performed hereunder, Officer shall be compensated by Employer during the Period of Employment at the rate of not less than Five Hundred Sixty Thousand and 00/100 Dollars ($560,000.00) per year payable in accordance with Employer's payroll practices, and in addition may receive awards under Employer's annual bonus plan then in effect, subject to the discretion of the senior management of Employer.  Such compensation will be subject to review from time to time when salaries of other officers and managers of Employer are reviewed for consideration of increases thereof.  Furthermore, on February 1, 2006, if the Period of Employment has not been earlier terminated, Officer shall be entitled to a lump sum payment equal to one-third (1/3) of the bonus paid to Officer for the Company's 2005 fiscal year, such to be paid promptly after such date.

            4.         Participation in Benefit Programs.  Officer shall be entitled to participate in any benefit programs generally applicable to officers of Employer adopted by Employer from time to time.

            5.         Limitation on Outside Activities.  Officer shall devote full employment energies, interest, abilities and time (except for personal investments) to the performance of Officer's obligations hereunder and shall not, without the written consent of the Chief Executive Officer or the General Counsel of the Employer, render to others any service of any kind or engage in any activity which conflicts or interferes with the performance of Officer's duties hereunder.

            6.         Ownership of Officer's Inventions.        All ideas, inventions, and other developments or improvements conceived by Officer, alone or with others, during Officer's Period of Employment, whether or not during working hours, that are within the scope of the business operations of Employer or that relate to any of the work or projects of the Employer, are the exclusive property of Employer.  Officer agrees to assist Employer, at Employer's expense, to obtain patents on any such patentable ideas, inventions, and other developments, and agrees to execute all documents necessary to obtain such patents in the name of the Employer.

7.           Termination.

(a)  Voluntary Termination.  Officer may terminate Officer's employment, including Officer's retirement, where appropriate pursuant to this Agreement at any time by not less than ninety (90) days prior written notice to Employer. Upon receipt of such notice, Employer shall have the right, at its sole discretion, to accelerate Officer's date of termination at any time during said notice period.  Officer shall not be entitled to any compensation from Employer for any period beyond Officer's actual date of termination, and Officer's Stock Options and Deferred Stock Award (each as hereinafter defined) shall be treated as provided in Exhibit A. Officer shall not be entitled to a bonus for the fiscal year of the Employer in which such voluntary termination occurs.
                        (b)  Employer Voluntary Termination.  Employer shall be entitled, at its election and with or without cause, to terminate Officer's employment pursuant to this Agreement upon written notice to Officer.  Upon a voluntary termination by Employer, Employer shall continue to pay Officer at the rate and in the manner provided in Section 3 above for a period after the date of termination equivalent to: (i) one (1) year if Officer has been employed by Employer for a period of five (5) years or more; or (ii) six (6) months if Officer has been employed by Employer for a period of less than five (5) years.  In either event, Employer shall treat Officer's Stock Options and Deferred Stock Award as provided in Exhibit A, and Officer shall not be entitled to any bonus for the fiscal year of the Employer in which such voluntary termination by Employer occurs.
                        The Officer's eligibility to receive benefits under this Section 7(b), as well as under Section 4 of Exhibit A, shall be conditioned upon (i) the Officer's execution of a General Release and Separation Agreement, and (ii) the General Release and Separation Agreement becoming effective after the lapse of any permitted or required revocation period without the associated revocation rights being exercised by Officer.
                        (c)  Incapacity. If Officer is unable to perform Officer's duties pursuant to this Agreement by reason of disability, Employer may terminate Officer's employment pursuant to this Agreement by thirty (30) days written notice to Officer.  If Officer is unable to perform Officer's duties pursuant to this Agreement by reason of death, this Agreement shall immediately terminate.  Officer's Stock Options and Deferred Stock Award in the event of a termination under this section shall be treated as provided in Exhibit A.  In the event of Officer's death or disability, Officer, or Officer's estate as applicable, shall receive a prorated bonus for the portion of time worked during the fiscal year of the Employer in which termination under this Section 7 (c) occurs, based upon the bonus received by Officer during the prior fiscal year.

            8.  Confidential Information, Trade Secrets, Limitations on Solicitation and Non-Compete Clause.

                        (a)        Officer shall receive, in addition to all regular compensation for services as described in Section 3 of this Agreement, as additional consideration for signing this Agreement and for agreeing to abide and be bound by the terms, provisions and restrictions of this Section 8, the following:

                                    (i)         An award of shares of Tyson Foods, Inc. Class A Common Stock ("Common Stock") subject to the terms and conditions of a restricted stock grant agreement used by the Employer for awards to officers generally and containing such additional terms and conditions as specifically identified in Exhibit A, attached hereto and incorporated herein by this reference, equal to 18,796.9924 shares of Common Stock.

                                    (ii)        During Officer's Period of Employment on a  grant date to be specified by Employer consistent with Employer's past practices for grants of options to Employees generally, a grant of Fifty Thousand (50,000) options to purchase shares of Common Stock, subject to the terms and conditions of the Tyson Foods, Inc. 2000 Stock Incentive Plan ("Stock Plan"), and an option grant agreement used by the Employer for officers generally and containing such additional terms and conditions as specifically identified in Exhibit A, attached hereto and incorporated herein by this reference.

                        (b)        Officer recognizes that, as a result of Officer's employment hereunder (and Officer's employment, if any, with Employer for periods prior to the Effective Date), Officer has had and will continue to have access to confidential information in multiple forms, electronic or otherwise, such confidential information including but not being limited to trade secrets, proprietary information, intellectual property, and other documents, data, and information concerning methods, processes, controls, techniques, formulas, production, distribution, purchasing, financial analysis, returns and reports (in addition if Officer is involved with marketing, sales or procurement Officer has had and will continue to have access to lists of customers, suppliers, vendors, and accounts, other sensitive information and data regarding the customers, suppliers, vendors, services, sales, pricing, and costs of Employer which are highly confidential and constitute trade secrets or confidential business information) which is the property of and integral to the operations and success of Employer, and therefore agrees to be bound by the provisions of this Section 8, which Officer agrees and acknowledges to be reasonable and necessary to protect legitimate and important business interests and concerns of Employer.  Officer acknowledges that the information referred to above has independent economic value from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use.  Officer further acknowledges that Employer has taken all reasonable steps under the circumstances to maintain the secrecy and/or confidentiality of such information.

                        (c)        Officer agrees that Officer will not divulge to any person, nor use to the detriment of Employer, nor use in any business or process of manufacture competitive with or similar to any business or process of manufacture of Employer, at any time during Period of Employment or thereafter, any of the trade secrets and/or other confidential information of the Employer, whether in electronic form or otherwise, without first obtaining the express written permission of Employer. A trade secret shall include any information maintained as confidential and used by Employer in its business, including but not limited to a formula, pattern, compilation, program, device, method, technique or process that has value, actual or potential, from its confidentiality and from not being readily ascertainable to others who could also obtain value from such information.  For purposes of this Section 8, the compilation of information used by Employer in its business shall include, without limitation, the identity of customers and suppliers and information reflecting their interests, preferences, credit-worthiness, likely receptivity to solicitation for participation in various transactions and related information obtained during the course of Officer's employment with Employer.

                        (d)        Officer agrees that at the time of leaving the employ of Employer, Officer will deliver to Employer, and not keep or deliver to anyone else, any and all originals and copies, electronic or hard copy, of notebooks, memoranda, documents, communications, and, in general, any and all materials relating to the business of Employer, or constituting property of the Employer.  Officer further agrees that Officer will not, directly or indirectly, request or advise any customers or suppliers of Employer to withdraw, curtail or cancel its business with Employer.

                        (e)        During Officer's Period of Employment with the Employer and for a period of one (1) year from the earlier of 1) the termination of Officer's employment for any reason whatsoever, or 2) the expiration of the term of the Consulting Agreement referred to in Section 11 hereinbelow (it is expressly acknowledged that this clause is intended to survive the expiration of this Agreement and the Consultant Agreement), Officer will not directly or indirectly, in the United States, participate in any Position in any business in Direct Competition with the business of the Employer.  The term "Direct Competition," as used in this section, shall mean any business that directly competes against any line of business in which Officer was actively engaged during Officer's employment with Employer.  The term "Position," as used in this section, includes a partner, director, holder of more than 5% of the outstanding voting shares, principal, executive, officer, manager or any employment or consulting position with an entity in Direct Competition with Employer, where Officer performs any duties which are substantially similar to those performed by the Officer during Officer's employment with Employer.  Officer acknowledges that a "substantially similar" position shall include any position in which Officer might be able to utilize the valuable, proprietary and confidential information to which Officer was exposed during Officer's employment with Employer.  It is acknowledged and agreed that the scope of the clause as set forth above is essential, because 1) a more restrictive definition of "Position" (e.g. limiting it to the "same" position with a competitor) will subject the Employer to serious, irreparable harm by allowing competitors to describe positions in ways to evade the operation of this clause, and substantially restrict the protection sought by Employer, and 2) by allowing the Officer to escape the application of this clause by accepting a position designated as a "lesser" or "different" position with a competitor, the Employer is unable to restrict the Officer from providing valuable information to such competing entity to the harm of the Employer.

                        (f)         Officer recognizes that Officer possesses confidential information and trade secrets about other employees of Employer relating to their education, experience, skills, abilities, salary and benefits, and interpersonal relationships with customers and suppliers of Employer. Officer recognizes that the information Officer possesses about these other employees is not generally known, is of substantial value to Employer in securing and retaining customers and suppliers, and was acquired by Officer because of Officer's business position with Employer.  Officer agrees that during Officer's Period of Employment hereunder, and for a period of three (3) years from the earlier of 1) the termination of Officer's employment for any reason whatsoever, or 2) 2) the expiration of the term of the Consulting Agreement referred to in Section 11 hereinbelow (it is expressly acknowledged that this clause is intended to survive the expiration of this Agreement and the Consultant Agreement), Officer shall not, directly or indirectly, solicit or contact any employee or agent of Employer, with a view to or for the purposes of inducing or encouraging such employee or agent to leave the employ of Employer, for the purpose of being hired by Officer, any employer affiliated with Officer, or any competitor of Employer.  Officer agrees that Officer will not convey any such confidential information or trade secrets about other employees to anyone affiliated with Officer or to any competitor of Employer.

                        (g)        Officer acknowledges that the restrictions contained in this Section 8 are reasonable and necessary to protect Employer's interest in this Agreement and that any breach thereof will result in an irreparable injury to Employer for which Employer has no adequate remedy at law.  Officer therefore agrees that, in the event Officer breaches any of the provisions contained in this Section 8, Employer shall be authorized and entitled to seek from any court of competent jurisdiction (i) a temporary restraining order,  (ii) preliminary and permanent injunctive relief,  (iii) an equitable accounting of all profits or benefits arising out of such breach, (iv) direct, incidental and consequential damages arising from such breach; and/or (v) all reasonable legal fees and costs related to any actions taken by Employer to enforce Section 8.

                        (h)        Employer and Officer have attempted to specify a reasonable period of time, a reasonable area and reasonable restrictions to which this Section 8 shall apply.  Employer and Officer agree that if a court or administrative body should subsequently determine that the terms of this Section 8 are greater than reasonably necessary to protect Employer's interest, Employer agrees to waive those terms which are found by a court or administrative body to be greater than reasonably necessary to protect Employer's interest and to request that the court or administrative body reform this Agreement specifying a reasonable period of time and such other reasonable restrictions as the court or administrative body deems necessary.  Further, Officer agrees that Employer shall have the right to amend or modify this Section 8 as necessary to comport with the determination of any court or administrative body that such Section in this or a similar agreement entered into by Employer with any other officer or manager of Employer is greater than reasonably necessary to protect Employer's interest.

(i)  Officer further agrees that this Section 8, as well as the Sections 12 and 13 relating to choice of law and forum for resolution, are integral parts of this Agreement, and that should a court fail or refuse to enforce the restrictions contained herein in the manner expressly provided in Sections 8(a) through 8(g) above, the Employer shall recover from Officer, and the court shall award to the Employer, the consideration (or a pro-rata portion thereof to the extent these provisions are enforced but the time frame is reduced beyond that specified above) provided to and elected by Officer under the terms of Section 8(a) above (or the monetary equivalent thereof), its cost and its reasonable attorney's fees.  Officer acknowledges that such award is not intended as "liquidated damages" and is not exclusive to other remedies available to Employer.  Instead such award is intended to ensure that Officer is not unjustly enriched as a result of retaining contract benefits not earned by Officer.

            9.  Termination for Egregious Circumstances.  Notwithstanding any other provision of this Agreement, including the terms of Section 7 hereof and Exhibit A hereto, Employer may, at its sole and absolute discretion, terminate this Agreement, and Officer's Period of Employment hereunder without any payment, liability or other obligation, in the event, (a) Officer engages in willful misconduct which results in injury to the Employer, or (b) Officer is convicted of a job-related felony or misdemeanor.

            10.  Modification.  Except as otherwise specified in this Section 10, this Agreement contains all the terms and conditions agreed upon by the parties hereto, and no other agreements, oral or otherwise, regarding the subject matter of this Agreement shall be deemed to exist or bind either of the parties hereto, except for (i) any pre-employment confidentiality agreement that may exist between the parties, and (ii) the stock grant(s) of 61,987.5862 shares of Tyson Common Stock (the "Prior Stock Grant(s)") awarded to Officer of the prior employment agreement(s) between the Officer and Employer dated February 1, 2000 ("Prior Agreement(s)"), which stock grant(s) shall continue and vest pursuant to the term of the restricted  grant stock agreement(s) associated with the Prior Agreement(s) under which such grant(s) of Common Stock were made.  The parties agree that the continuation of the Prior Stock Grant(s) is additional consideration for the commitments made by Officer in Section 8 of this Agreement.  Except for the preservation of the Prior Stock Grant(s) as provided in this Section, this Agreement is intended to cancel and supercede the terms of the Prior Agreement(s).  This Agreement cannot be modified except by a writing signed by both parties.

            11.  Consulting Agreement.  For one (1) year following the expiration of the term of employment hereunder on February 1, 2006 (unless Officer has been earlier terminated in accordance herewith), Officer shall provide advisory services to the Company under the terms and conditions contained in the Consulting Agreement attached hereto as Exhibit B, and shall be paid by the Company the compensation and benefits described therein.

            12.  Assignment.  This Agreement shall be binding upon Officer, Officer's heirs, executors and personal representatives and upon Employer, its successors and assigns. Officer may not assign this Agreement, in whole or in part, without first obtaining the written consent of the Chief Executive Officer of Employer.

            13.  Applicable Law.  Officer acknowledges that this Agreement is performable at various locations throughout the United States and specifically performable wholly or partly within the State of Delaware and consents to the validity, interpretation, performance and enforcement of this Agreement being governed by the internal laws of said State of Delaware, without giving effect to the conflict of laws provisions thereof.

            14.  Jurisdiction and Venue of Disputes.  The courts of Washington County, Arkansas shall have exclusive jurisdiction and be the venue of all disputes between the Employer and Officer, whether such disputes arise from this Agreement or otherwise.  In addition, Officer expressly waives any right Officer may have to sue or be sued in the county of Officer's residence and consents to venue in Washington County, Arkansas.

            15.  Severability.  If, for any reason, any one or more of the provisions contained in this Agreement are held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the day and year first above written.

OFFICER ACKNOWLEDGES OFFICER HAS COMPLETELY READ THE ABOVE, HAS BEEN ADVISED TO CONSIDER THIS AGREEMENT CAREFULLY, AND HAS BEEN FURTHER ADVISED TO REVIEW IT WITH LEGAL COUNSEL OF OFFICER'S CHOOSING BEFORE SIGNING.  OFFICER FURTHER ACKNOWLEDGES OFFICER IS SIGNING THIS AGREEMENT VOLUNTARILY, AND WITHOUT DURESS, COERCION, OR UNDUE INFLUENCE AND THEREBY AGREES TO ALL OF THE TERMS AND CONDITIONS CONTAINED HEREIN.

                                                                                    /s/ Eugene D. Leman
                                                                                    (Officer)

                                                                                    Dakota Dunes
                                                                                    (Location)

                                                                                    10-4-04
                                                                                    (Date)

                                                            Tyson Foods, Inc.

                                                            By        /s/ John Tyson
                                                            Title     Chairman & CEO
                                                            Date     10/12/04

EXHIBIT A
Deferred Stock Award and Stock Option Terms

            Pursuant to the provisions of Section 8(a)(ii) of the Employment Agreement dated 10-4-04 between Tyson Foods, Inc. and Eugene D. Leman and the Tyson Foods, Inc.  2000 Stock Incentive Plan, Officer  will be awarded  shares of Class A Common Stock of Tyson Foods, Inc.  The shares described in the previous sentence are hereinafter referred to as the "Stock,"  "Deferred Stock" and "Deferred Stock Award".  The Execution Date shall be used to calculate the Mandatory Deferral Period (as defined below) for the Deferred Stock.

            During the period commencing on the Execution Date and ending on February 1, 2006 n Date (unless such date occurs on a date during which Employer has prohibited Officer from trading in the stock in which event the last day of the Mandatory Deferral Period shall be such date when Employer allows Officer to again trade in the Stock) (the "Mandatory Deferral Period,") the shares of Stock shall not be sold, assigned, pledged, hypothecated or otherwise transferred or encumbered.  The certificate representing such shares of Stock will be delivered to Officer or Officer's legal representative at the expiration of the Mandatory Deferral Period, unless Officer has previously made written election to defer receipt at such time.  The Mandatory Deferral Period with respect to such shares of Stock will terminate at the close of business on February 1, 2006, if Officer has not previously ceased to perform duties for Employer.

            In addition, pursuant to Section 8(a)(i) of the Employment Agreement and the provisions of the Tyson Foods, Inc. 2000 Stock Incentive Plan, Officer will receive awards of stock options (the "Stock Options") during Officer's Period of Employment.

            Except as otherwise provided herein, if Officer ceases to be employed by Employer during the Mandatory Deferral Period, the shares of Stock and Stock Options will be treated in the manner described by the sections below:

1.   Voluntary Termination - If Officer chooses to terminate Officer's employment with Employer for any reason, the shares of Stock will be forfeited by Officer.  In the case of the Stock Options, all Stock Options which are vested on or prior to the date of termination shall be exercisable for a period of ninety (90) days from such termination date.  All non-vested Stock Options, as well as Stock Options not exercised during such ninety (90) day period, shall be forfeited by Officer.

2.   Incapacity - If Officer has ceased to perform duties for Employer by reason of death or disability, the vesting of all shares of Stock covered under the Deferred Stock Award will be accelerated and the certificates representing such shares of Stock will be delivered to Officer or the legal representative of Officer or Officer's estate as soon as practicable following death or disability.  In the case of Officer's death or  disability, all non-vested Stock Options shall accelerate and become immediately exercisable.  All Stock Options shall be exercisable by Officer (or, as applicable, the Officer's estate) for a period of one year from the date of death or disability, or, if earlier, the date such Stock Options expire by their own terms. In the event not exercised during the applicable time period, any remaining Stock Options shall be forfeited by the Officer.

3.   Retirement - If Officer has ceased to perform duties for Employer by reason of retirement on or after reaching age 62 after giving notice to Employer as prescribed in the Employment Agreement, a) if 12 months or less has expired since the Execution Date, all shares of Stock shall be forfeited by Officer, b) if at least 12 months and one day, but not more than three years, have expired since the Execution Date, a number of shares of Stock will vest which number bears the same relation to all such shares of Stock as the number of full calendar months elapsed since the Execution Date bears to 60, and the remaining shares of Stock shall be forfeited by Officer, and c) if more than three years has expired since the Execution Date, vesting of all of the shares of Stock covered under the Deferred Stock Award shall be accelerated.  Shares of Stock shall be provided to Officer as soon as practicable after Retirement and the Officer's execution of a Separation Agreement and General Release.       Officer's receipt of Stock shall be expressly conditioned on Officer's continued compliance with terms and conditions of Sections 8 (b), (c), (d), (e), (f), (g), (h), and (i) of this Agreement.  In the event Officer, prior to the issuance of the Stock, has violated such conditions, Officer's rights to the Stock as provided in this section 3 shall be immediately forfeited.   Upon Officer's retirement on or after age 62, all non-vested Stock Options shall accelerate and become immediately exercisable.  All Stock Options shall be exercisable by Officer for a period of one year from the date of retirement, or, if earlier, the date such Stock Options expire by their own terms.  In the event not exercised during the applicable time period, any remaining Stock Options shall be forfeited by the Officer.

            4. Employer Voluntary Termination - If Officer is terminated by the Employer at its election other than for egregious circumstances (as described in Section 5 below), Officer's right to a number of shares shall vest, which number bears the same relation to all such shares of Stock as the number of full calendar months elapsed since the Execution Date bears to 60, and the remaining shares of Stock shall be forfeited by Officer.  Notwithstanding the above, if Officer is terminated by the Employer at its election other than for egregious circumstances, and such Officer meets the Rule of 70 (i.e., Officer is at least 55 years of age, and when Officer's age and years of employment with the Employer are added together the sum equals or exceeds 70), Officer's right to 100% of the shares of Stock shall vest.  Such shares shall be provided to Officer as soon as practicable after the date of Officer's execution of a Separation Agreement and General Release.  No distribution of shares of Stock shall be due if Officer refuses to sign or elects to revoke any executed Separation Agreement and General Release.  Any such permitted revocation period must expire, in any event, prior to the date any payment hereunder is made.  In the event of termination by Employer, all Stock Options which are vested on or prior to the date of such termination by Employer shall be exercisable for a period of ninety (90) days from such termination date.  All non-vested Stock Options, as well as options not exercised during such ninety (90) day period, shall be forfeited by Officer.

5.   Termination for Egregious Circumstances - If Officer's employment is terminated as provided in Section 9 of the Employment Agreement, the shares of Stock will be forfeited by Officer.  In the case of the Stock Options, all Stock Options which are vested on or prior to the date of termination shall be exercisable for a period of ninety (90) days from such termination date.  All non-vested Stock Options, as well as options not exercised during such ninety (90) day period, shall be forfeited by Officer.

                        Amounts equal to any dividend declared during the Mandatory Deferral Period with respect to the number of shares of Stock covered by a Deferred Stock Award will be deferred and deemed to be reinvested in additional Deferred Stock.  Except as set forth in the preceding sentence, and the Stock Plan, Officer shall have none of the rights of a stockholder with respect to shares of Stock covered by the Deferred Stock Award until the shares of Stock are transferred to Officer.

                        Upon the occurrence of any event above requiring Employer to distribute Stock to Officer, Employer may, at its sole discretion, elect to make a cash payment to Officer in lieu of such Stock distribution.  In such event, the amount of the cash payment shall be determined by multiplying the number of shares of Stock by the closing per share price of Tyson Foods, Inc. Class A Common Stock on the New York Stock Exchange on the date the Officer's right to such Stock vested.

Exhibit B
CONSULTING AGREEMENT

            THIS CONSULTING AGREEMENT dated February 1, 2006 (the "Effective Date") is by and between TYSON FOODS, INC., a corporation organized under the laws of Delaware (the "Company"), and Eugene D. Leman ("Consultant").

WITNESSETH:

            WHEREAS, following Consultant's retirement from full time employment with the Company and/or one of its subsidiaries, the Company wishes to retain Consultant's services and access to Consultant's experience and knowledge; and

            WHEREAS, the Consultant wishes to furnish advisory services to the Company upon the terms, provisions and conditions herein provided;

            NOW, THEREFORE, in consideration of the foregoing and of the agreements hereinafter contained, the parties hereby agree as follows:

1.         The term of this Agreement (the "Term") shall begin on the Effective Date and end one (1) year thereafter.

2.         During the Term, Consultant will, upon reasonable request, provide advisory services to the Company as follows:

(a)        Services hereunder shall be provided as an employee of the Company;

(b)        Consultant may be required to devote up to seven hundred fifty (750) hours during the Term to the Company;

(c)        Consultant may perform advisory services hereunder at any location but may be required to be at the offices of the Company and/or it subsidiaries upon reasonable notice; and

(d)        Consultant shall not be obligated to render services under this Agreement during any period when he is disabled due to illness or injury.

3.         Beginning the Effective Date, the Company shall pay Consultant at the rate of Six Hundred Thousand and 00/100 Dollars ($600,000.00) per year payable monthly in arrears.  In addition, the Company shall pay that portion of COBRA health insurance premiums which are over and above the health insurance premiums being paid by Consultant as employee of the Company on the date immediately preceding the Effective Date.

4.         While this Agreement is in effect and thereafter, the Consultant shall not divulge to anyone, except in the regular course of the Company's business, any confidential or proprietary information regarding the Company's records, plans or any other aspects of the Company's business which it considers confidential or proprietary; provided, an insubstantial or inadvertent disclosure by Consultant causing no material harm to Company is not deemed a breach of this provision.

5.         This Agreement shall terminate in the event Consultant accepts employment from anyone deemed by the Company to be a competitor.

6.         This Agreement represents the complete agreement between the Company and Consultant concerning the subject matter hereof and supersedes all prior employment or benefit agreements or understandings, written or oral.  No attempted modification or waiver of any of the provisions hereof shall be binding on either party unless in writing and signed by both Consultant and Company.

7.         It is the intention of the parties hereto that all questions with respect to the construction and performance of this Agreement shall be determined in accordance with the laws of the State of Delaware.

            IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date written above.

TYSON FOODS, INC.

By: /s/ Richard L. Bond
                                                                                    Title: Pres. & COO

/s/ Eugene D. Leman
                                                                                    Eugene D. Leman

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